Exhibit 23.3

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our reports dated March 16, 2018, with respect to the consolidated balance sheets of The First Bancshares, Inc., as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, cash flows, and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-4 and the related Prospectus.

/S/ T. E. Lott & Company

Columbus, Mississippi

September 13, 2018